Great Western Bancorp, Inc. Declares Quarterly Cash Dividend

Sioux Falls, SD - April 30, 2020 - The Board of Directors of Great Western Bancorp, Inc. (NYSE: GWB) today announced that it has declared a quarterly cash dividend to its stockholders.

With the many uncertainties of the COVID-19 pandemic, including the full impacts on the future financial results and operations of the Company, the Board of Directors has determined to temporarily reduce its regular quarterly dividend for the quarter ending March 31, 2020 to $0.15 per common share. The reduced dividend will help strengthen the Company's balance sheet and liquidity in light of the uncertainty surrounding the COVID-19 pandemic. The dividend will be paid on May 29, 2020, to all stockholders of record as of the close of business on May 15, 2020. The Board of Directors will continue to evaluate the impacts of the COVID-19 pandemic and the appropriateness of declaring future dividends throughout the year.

About Great Western Bancorp, Inc.

Great Western Bancorp, Inc. is the holding company for Great Western Bank, a full-service regional bank focused on relationship-based business and agribusiness banking. Great Western Bank offers small and mid-sized businesses a focused suite of financial products and a range of deposit and loan products to retail customers through several channels, including the branch network, online banking system, mobile banking applications and customer care centers. The bank services its customers through more than 170 branches in nine states: Arizona, Colorado, Iowa, Kansas, Minnesota, Missouri, Nebraska, North Dakota and South Dakota. To learn more about Great Western Bank visit www.greatwesternbank.com.

Forward-Looking Statements

The materials posted may contain forward-looking statements, including guidance, involving significant risks and uncertainties, which will be identified by words such as "believe," "expect," "anticipate," "intend," "estimate," "should," "is likely," "will," "going forward" and other expressions that indicate future events and trends and may be followed by or reference cautionary statements. A number of factors could cause actual results to differ materially from those in the forward-looking information. These factors are outlined in our most recent earnings press release and in more detail in our most current 10-Q and 10-K filings. Great Western Bancorp, Inc. disclaims any obligation to update any of the forward-looking statements that are made from time to time to reflect future events or developments or changes in expectations.

GREAT WESTERN BANCORP, INC.
Media and Investor Relations Contacts:
Peter Chapman, 605.373.3198
peter.chapman@greatwesternbank.com
Seth Artz, 605.988.9523
seth.artz@greatwesternbank.com